Exhibit 99.1

INCO REPORTS RESULTS FOR THIRD QUARTER OF 2004

CANADIAN GAAP THIRD QUARTER NET EARNINGS REFLECT CONTINUED
STRONG NICKEL MARKET

(All dollar amounts are expressed in U.S. currency)

TORONTO, October 19, 2004 — Inco Limited today reported adjusted net earnings(1) of $212 million, or $1.12 per share ($1.05 per share on a diluted basis(2)), for the third quarter of 2004, compared with adjusted net earnings(1) of $20 million, or 10 cents per share (10 cents per share on a diluted basis(2)), for the third quarter of 2003. The adjustments made in arriving at adjusted net earnings(1) for the third quarter of 2004 reflected primarily the exclusion of unfavourable non-cash currency translation adjustments relating to changes in the Canadian-U.S. dollar exchange rate of $62 million, or 33 cents per share. The adjustments made in arriving at adjusted net earnings(1) for the third quarter of 2003 reflected primarily the exclusion of an expense associated with a strike by production and maintenance employees at our Ontario operations of $46 million, or 25 cents per share.

Adjusted net earnings(1) for the third quarter of 2004 represent a significant improvement compared with adjusted net earnings(1) for the third quarter of 2003 principally due to substantially higher prices realized for all of the metals produced by us, higher deliveries of all metals produced as compared with the lower deliveries due to the strike and ramp-up issues experienced at our Ontario operations in the third quarter of 2003. The positive factors experienced in the third quarter of 2004 were partially offset by increased nickel unit cash cost of sales before by-product credits due principally to increased prices and volumes for purchased nickel intermediates processed, higher energy costs and earnings-based compensation payments and a stronger Canadian dollar.

Our net earnings for the third quarter of 2004 in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) were $148 million, or 78 cents per share (73 cents per share on a diluted basis(2)), compared with a net loss of $23 million, or 13 cents per share (13 cents per share on a diluted basis(2)), for the third quarter of 2003.

(1)	The adjusted net earnings reported in this release have not been calculated in accordance with Canadian GAAP, the accounting principles under which our consolidated financial statements are prepared, and there is no standard definition in such principles for such adjusted net earnings or loss. Accordingly, it is unlikely that comparisons can be made among different companies in terms of such adjusted results reported by them. A reconciliation of adjusted net earnings to net earnings in accordance with Canadian GAAP appears below as well as an explanation of why we believe adjusted net earnings is useful information.
(2)	The calculation of adjusted net earnings per share and net earnings per share in accordance with Canadian GAAP on a diluted basis takes into account the dilutive effect of our outstanding warrants, share options and convertible debentures. The amount of dilution per share due to these items is dependent on our level of earnings and the price of our common shares.

All of the adjustments made in arriving at adjusted net earnings for the third quarter of 2004 and 2003, respectively, and our adjusted net earnings and net earnings in accordance with Canadian GAAP for the first nine months of 2004 and 2003, respectively, are set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” below.

Chief Executive Officer’s Message

I am happy to report that we achieved significantly improved earnings in the third quarter of 2004 as world nickel markets remained strong, yet volatile, and we met or exceeded our expectations for production, for premiums realized over London Metal Exchange (LME) nickel prices and for costs. We also made solid progress in advancing our strategy for profitable growth at Voisey’s Bay, Goro and PT Inco.

Nickel market outlook

The average LME cash nickel price for the third quarter 2004 was $6.35 per pound, the fourth highest quarterly average LME cash nickel price since nickel became one of the metals traded on that exchange, as nickel markets remained tight. Nickel prices were volatile due, we believe, in large measure to trading activities by hedge and other funds in nickel. Reflecting this volatility, the difference between the high and low LME cash nickel price for the quarter was approximately $1.80 per pound. We believe that underlying nickel demand remains strong as we continue to see stainless steel demand growth in many markets and a better than expected recovery in nickel demand in a number of non-stainless applications. However, market volatility and high prices continue to cause substantial quantities of nickel-containing stainless steel scrap, a substitute for our primary nickel in certain applications, to enter the market. There has also been a high level of stocking and de-stocking activity in both nickel and stainless steel as consumers of these materials reacted to price volatility.

We believe that the overall trends we have seen this year will continue for the remainder of the year, with prices expected to remain at relatively high levels in order to keep demand in line with limited supply. We do expect to see continued volatility in nickel prices at least for the balance of 2004. Our strategy continues to be doing all we can to meet the needs of our customers in this tight market, both by maximizing production at our existing operations and by bringing new sources of supply on stream.

Production and costs

We produced 118 million pounds of nickel during the third quarter of 2004, 3 million pounds ahead of our guidance for the quarter. We have increased our 2004 total production guidance modestly for nickel, copper and platinum-group metals (PGMs). Our current forecast is to produce 505 to 510 million pounds of nickel for the full year, our highest annual production since 1974.

We produced 118,000 troy ounces of PGMs in the third quarter. Our current full-year PGMs production forecast is 405,000 troy ounces. We produced 76 million pounds of copper for the quarter, and our full-year forecast is 265 million pounds.

Our third quarter nickel unit cash cost of sales, after by-product credits, was $2.30 per pound, above the $2.26 per pound level of the third quarter of 2003. This was due to greater volumes of higher cost external feed used to fill our processing facilities in Canada in advance of the start-up of Voisey’s Bay. We also experienced a stronger Canadian dollar, higher earnings-based compensation payouts, and increased energy costs at PT Inco. These increases were partially offset by higher by-product credits, the absence of ramp-up issues related to the strike at our Ontario operations which we experienced in the third quarter of 2003, and cost reductions and savings of almost $20 million. We remain on track to achieve our goal of $63 million in cost reductions and related savings although some of these cost reductions and related savings are not expected to be realized until early 2005. We remain as committed to productivity improvements and programs to offset the cost pressures we face when nickel prices are high as we do when nickel prices are low. We recognize that this must continue to be a firm objective for all of us at Inco.

Progress on growth projects

We recently completed Phase 2 of our Goro project review. We will announce the final results of the review and update our plans for Goro in a separate press release today.

Our Voisey’s Bay project remains about six months ahead of its original schedule and on budget in Canadian dollars, with first production expected to enter the market in the first quarter of 2006. Work on the mine and concentrator is going smoothly, with engineering complete and pre-stripping of the Ovoid deposit underway. This year we plan to deliver all equipment to the site before freeze-up to allow construction and equipment installation to continue through the winter.

PT Inco has announced plans to build a third dam which will increase its hydroelectric capacity by 90 megawatts to 365 megawatts. The third dam, at a capital cost of about $150 million, represents the first stage of a four-year, $250 million capital program at PT Inco aimed at raising its annual production by 25 per cent to about 200 million pounds of nickel in matte by 2009, while cutting its unit cash costs by about 7 per cent, or about $0.10 to $0.15 per pound, from its current 2004 expected annual level of $1.65 to $1.70 per pound.

Building on a strong financial foundation

We generated $380 million of cash from operations, after changes in working capital, during the third quarter of 2004. If the First Call consensus 2004 mean LME cash nickel price of $6.14 per pound is achieved, we should generate about $1.35 billion of cash from operations in 2004, after changes in working capital, an amount well in excess of our estimated $965 million in capital expenditures for the year. Given how we pay taxes in Canada, we expect to pay the balance of our 2004 taxes of about $275 million in early 2005. As a matter of long-standing policy, we continue not to publicly forecast future nickel prices.

With our cash position of $869 million at the end of the quarter, a ratio of total debt to total debt plus shareholders’ equity of 25 per cent and strong cash generation given the nickel and other metal markets which we are seeing, we believe that we are in a very favourable position to finance our aggressive growth plans going forward.

We are pleased with what we have accomplished during the first nine months of 2004. We will continue our efforts to do everything possible to maximize production and reduce expenditures across our operations. We have a nickel market that should be very robust into the foreseeable future, but we will not rely on the nickel market to deliver value. Rather, we will do so by maximizing the potential of our existing operations and realizing the promise of our growth projects.

I look forward to reporting on our performance for the fourth quarter and the full year of 2004.

Scott Hand
Chairman and Chief Executive Officer

Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP

We define adjusted net earnings and adjusted net earnings per share as a calculation of net earnings that excludes items that, because of the nature, timing or extent of such items, we believe do not reflect or relate to our ongoing operating performance. Accordingly, the items that are excluded from this calculation would include asset impairment charges, non-cash currency translation adjustments relating principally to liabilities that are not expected to be discharged or settled for a number of years, income tax benefits (charges) relating to the impact of currency translation adjustments and adjustments for tax rulings and other decisions, interpretations and determinations covering transactions in prior periods and for revaluation of recorded future tax liabilities due to changes in laws or regulations affecting future tax rates, interest income associated with tax refunds, project suspension and similar costs, including related project currency hedging gains and losses, losses or gains on debt retirements, strike expenses, gains and losses of a non-recurring nature and, for earnings per share calculations, the premium payable on preferred share redemptions. The determination of which items to exclude when calculating adjusted net earnings involves the application of judgment by us.

     The following table provides for the periods indicated a reconciliation between our adjusted net earnings and net earnings (loss) as reported in accordance with Canadian GAAP:

(in millions except per share amounts)	Net Earnings (Loss)				Basic Net Earnings (Loss) Per Share
	Third Quarter		Nine Months		Third Quarter		Nine Months

		2003		2003		2003		2003
	2004	(Restated)(1)	2004	(Restated)(1)	2004	(Restated)(1)	2004	(Restated)(1)

Adjusted net earnings	$212	$20	$597	$153	$1.12	$0.10	$3.15	$0.77
Asset impairment charge	—	—	(191)	—	—	—	(1.02)	—
Currency translation adjustments	(62)	(6)	(29)	(156)	(0.33)	(0.03)	(0.15)	(0.85)
Income tax benefits (charges)(2)	(9)	(8)	2	126	(0.05)	(0.04)	0.01	0.69
Interest on an accrued tax refund	—	9	—	9	—	0.05	—	0.05
Goro project suspension costs and related currency hedging gains, net	(1)	8	2	13	—	0.04	0.01	0.07
Gains on forward currency contracts(3)	8	—	8	—	0.04	—	0.04	—
Strike expense	—	(46)	—	(69)	—	(0.25)	—	(0.38)
Loss on redemption of convertible debentures	—	—	—	(2)	—	—	—	(0.01)
Redemption premium on Series E Preferred Shares	—	—	—	—	—	—	—	(0.08)

Canadian GAAP net earnings (loss), as reported	$148	$(23)	$389	$74	$0.78	$(0.13)	$2.04	$0.26

(1)	The 2003 results have been restated due to the retroactive application of a change in accounting policy for depreciation and depletion.

(2)	Relates to the tax effect of currency translation adjustments on long-term debt, partially offset by certain tax rulings and other determinations relating to prior year transactions.

(3)	Relates to gains relating to forward foreign currency contracts to purchase Australian dollars which were entered into with respect to anticipated Australian dollar-denominated expenditures relating to our Goro project.

We believe that the reporting of adjusted net earnings, a calculation that, as noted above, excludes asset impairment charges, non-cash currency translation adjustments and other items that, given their nature, timing or extent, may obscure trends in the performance of our operations or otherwise not be representative of our ongoing operations, provides our shareholders and other investors with a potentially useful picture that eliminates the volatility of such items, whether they are favourable or unfavourable, and may assist them in assessing our operating performance. In addition, management uses such information internally for operating, budgeting and financial planning purposes.

Outlook for Balance of 2004 and Certain Factors Expected to Affect 2005

Our current estimates for production for the fourth quarter of 2004 and the full year 2004 of nickel, copper and platinum-group metals (“PGMs”), including PGMs produced from purchased material, are as follows:

		Fourth Quarter	Full Year
		2004	2004
Nickel	– tonnes (thousands)	58 to 60	229 to 231
	– pounds (millions)	129 to 134	505 to 510
Copper	– tonnes (thousands)	27	120
	– pounds (millions)	60	265
PGMs	– troy ounces (thousands)	66	405

We currently project that our nickel unit cash cost of sales after by-product credits for the full year 2004 will be about $2.25 to $2.35 per pound ($4,961 to $5,181 per tonne). A reconciliation between our nickel unit cash costs of sales both before and after by-product credits as indicated and cost of sales in accordance with Canadian GAAP is set forth in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below. The premium on our nickel products for 2004 we currently expect to realize over the London Metal Exchange (“LME”) cash nickel prices will be between $0.00 and $0.06 per pound ($0 and $132 per tonne). Our premiums are affected by fluctuations in the LME cash nickel price and the effect this has on the price we receive for the matte product produced by PT International Nickel Indonesia Tbk (“PT Inco”), the lag effect that changes in the LME benchmark price have on the pricing of certain of our nickel products, and how certain of our specialty nickel products are priced. As reflected in the chart above, we have historically experienced, and expect to continue to experience, some quarter-to-quarter variability in production levels of our primary metals products due to planned maintenance shutdowns of operations and other normal planned actions.

The current First Call consensus mean estimate for our adjusted net earnings per share for 2004 is $3.78 on a diluted basis. Based upon the current First Call mean forecast for the average LME cash nickel price for 2004, which we understand to be $6.14 per pound, and our understanding of First Call’s and Reuters’ latest mean forecasts for 2004 for the prices for our other metal products, we are comfortable with the current First Call consensus estimate for 2004 for our adjusted net earnings per share of $3.78, on a diluted basis. We are not endorsing the First Call’s mean forecasts for the LME cash nickel price and First Call’s and Reuters’ other benchmark metal prices for 2004. Our policy continues to be that we do not publicly forecast where nickel and other metal prices will be in the future given the historic volatility of these prices and the level of economic uncertainty that currently exists in at least some of our key geographic markets. The LME cash nickel price averaged $6.29 per pound ($13,861 per tonne) for the January 2 – October 18, 2004 period. The LME cash nickel price on October 18, 2004 was $6.10 per pound ($13,450 per tonne).

The earnings per share consensus mean estimate above refers to an estimate for adjusted net earnings and excludes certain adjustments that would be made in the calculation of net earnings in accordance with Canadian GAAP. Since such adjustments would include assumptions or forecasts relating to changes in the Canadian-U.S. dollar exchange rate and other currency exchange rate changes and other external factors that we do not believe we are in a position to predict with any degree of certainty, we do not provide a reconciliation between any adjusted net earnings estimate and a corresponding net earnings estimate in accordance with Canadian GAAP.

In terms of the current estimated sensitivity of our earnings per share to changes in nickel prices, for every change of 10 cents, up or down, per pound in our realized nickel price over a full year, our Canadian GAAP basic net earnings per share (EPS) over a full year would change, up or down, by about 12 cents. As reflected in the table below, while our financial results are most sensitive to changes in (1) the Canadian-U.S. dollar exchange rate given that a substantial portion of our expenses are incurred in Canadian dollars and we have substantial Canadian dollar-denominated liabilities and (2) nickel prices, our results are also sensitive to changes in copper and other prices as well as, on the cost side, changes in oil and natural gas prices and changes in our share price given how we account for share appreciation rights granted in connection with certain share options:

ESTIMATES OF CURRENT 2004 SENSITIVITY OF EPS(1) TO CERTAIN
METALS PRICES AND OTHER CHANGES
OVER ONE YEAR (IN U.S.$)

	Amount of Change (up or down)		EPS Effect(1)
Realized nickel price	$ 0.10	/lb.	$0.12
Realized copper price	0.10	/lb.	0.09
Realized palladium price	50.00	/troy oz	0.03
Realized platinum price(2)	50.00	/troy oz	0.03
Realized cobalt price	1.00	/lb.	0.01
Cdn.-U.S. exchange rate(3)(4)	0.01		0.13
Fuel oil price (West Texas Intermediate)(2)(4)	1.00	/bbl	0.006
Natural gas price(2)(4)	0.10	/MM BTU	0.001
Share appreciation rights(4)(5)	1.00		0.006

(1)	Canadian GAAP basic net earnings per share. Each sensitivity assumes other factors are held constant.
(2)	Includes the impact of hedging activities as of September 30, 2004.
(3)	The EPS effect represents (a) $0.06 for a non-cash balance sheet translation effect relating to Canadian dollar-denominated liabilities, (b) $0.02 relating to accrued taxes for Canadian dollar currency translation gains associated with U.S. dollar-denominated liabilities and (c) $0.05 for operating cost translation effect.
(4)	Increases in these costs, exchange rates and our share price have a negative effect on EPS.
(5)	Reflects the effect on EPS of a change in our common share price on our expense accrual for share appreciation rights granted in connection with certain share options.

Our capital expenditures for our existing operations and growth projects are also sensitive to changes in exchange rates depending upon the currency in which such expenditures are incurred. We currently project that our total capital expenditures for 2004 will be approximately $965 million.

While we are still in the process of putting together our plan for 2005, we currently expect that the following factors will affect 2005 production and results. We did not have a scheduled maintenance shutdown at our Ontario operations in 2004 but, consistent with our current plan to have such a scheduled shutdown at these operations every eighteen months, we will have one in 2005. Such a shutdown would be expected to reduce our annual nickel production by about 20 million pounds, our copper production by about 25 million pounds and our PGMs production by about 35,000 troy ounces from levels at these operations if there were no shutdown. Assuming a continuation of the current prices for oil and natural gas and expected increases in electricity rates in Ontario for industrial users, our energy costs are currently projected to increase in 2005 by about $0.10 per pound of nickel to be produced. During the third quarter of 2004, lower rainfall in the area of PT Inco’s operations has reduced water inflow to the dam reservoirs for PT Inco’s hydroelectric facilities. If rainfall were to continue in 2005 at the levels recently experienced, this development could reduce hydroelectric power generation and, accordingly, adversely affect PT Inco’s production for 2005.

Commentary on Results for the Third Quarter of 2004

(Tabular amounts are in millions of U.S. dollars
except per share amounts)

Results of Operations

The following table summarizes our results in accordance with Canadian GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

		(Restated)		(Restated)

Net sales	$1,031	$450	$3,117	$1,642
Net earnings (loss)	148	(23)	389	74
Net earnings (loss) per common share
– basic	0.78	(0.13)	2.04	0.26
– diluted	0.73	(0.13)	1.92	0.26
Cash provided by operating activities	380	19	1,099	2

The significant increase in results of operations between the third quarter of 2004 and the third quarter of 2003 was primarily the result of the higher realized prices for all of the metals produced by us as well as higher deliveries for all of these metals. This was partially offset by the unfavourable effect of higher nickel cash cost of sales before by-product credits and an unrealized currency translation loss as discussed below.

With respect to net earnings for the third quarter and first nine months of 2003, those results included a charge in respect of a three-month strike which began on June 1, 2003 at our Ontario operations.

The effect of certain of these items on our results of operations is set forth under “Reconciliation Between Adjusted Net Earnings and Net Earnings in Accordance with Canadian GAAP” above.

Net sales

Net sales increased substantially to $1,031 million and $3,117 million, respectively, in the third quarter and first nine months of 2004, compared with $450 million and $1,642 million for the same periods in 2003. This improvement in net sales was primarily due to higher selling prices for all of the metals we produced, particularly for nickel and copper, as well as higher deliveries of Inco-source nickel, copper, cobalt and PGMs. Deliveries of Inco-source nickel in the third quarter of 2004 increased by 51 per cent compared with the third quarter of 2003 due to increased production at our Canadian and U.K. operations as well as at PT Inco.

Production for all metals for the third quarter and first nine months of 2003 was adversely affected by a three-month strike at our Ontario operations that began on June 1, 2003.

Cost of sales and other expenses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Nickel unit cash cost of sales before by-product credits per pound	$2.66	$2.20	$2.54	$1.97
Nickel unit cash cost of sales after by-product credits per pound	$2.30	$2.26	$2.22	$2.04

For the third quarter and first nine months of 2004 compared with the corresponding periods of 2003, the increase in nickel unit cash cost of sales before by-product credits was principally due to the higher cost for, and volumes of, purchased intermediates, the higher average Canadian dollar exchange rate relative to the U.S. dollar exchange rate compared with 2003, higher costs for heavy oil at PT Inco and higher earnings-based compensation payments, partially offset by the absence of ramp-up costs which we incurred in the third quarter of 2003 after the end of a strike at our Ontario operations, and the cost reductions and related savings as discussed below.

For the third quarter and first nine months of 2004 compared with the corresponding periods of 2003, the increase in nickel unit cash cost of sales after by-product credits was due to higher unit cash cost of sales before by-product credits, partially offset by higher by-product credits as a result of higher realized selling prices for and higher deliveries of certain by-products.

We use purchased intermediates to increase processing capacity utilization at our Canadian operations. While the cost of purchased intermediates is higher than that for processing our own mine production and such cost increases as the prevailing prices, LME cash nickel or other benchmark prices, on which basis this material is purchased by us increases, the price realizations are also higher, resulting in margins on these purchases remaining relatively unchanged.

A reconciliation of our nickel unit cash cost of sales before and after by-product credits to cost of sales under Canadian GAAP is shown in the table entitled “Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales” below.

In the third quarter of 2004, we realized cost reductions and related savings of about $20 million, bringing the total cost reductions and related savings realized for the first nine months of 2004 to $44 million. We currently expect to meet our goal of $63 million in cost reductions and related savings, with some of these reductions and related savings to be realized in early 2005.

Nickel production increased to 53,365 tonnes (118 million pounds) and 170,622 tonnes (376 million pounds) in the third quarter and first nine months of 2004, respectively, compared with 32,072 tonnes (71 million pounds) and 127,497 tonnes (281 million pounds) in the corresponding periods of 2003. The increases primarily reflect higher production at our Canadian and U.K. operations compared with the production for the third quarter of 2003 which was negatively affected by the three-month strike at our Ontario operations that began on June 1, 2003 and a difficult ramp-up of operations in September 2003 following the strike. PT Inco’s production increased by about 5 million pounds during the first nine months of 2004 compared with the same period in 2003.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $13 million and $28 million in the third quarter and first nine months of 2004, respectively, compared with the corresponding periods in 2003. These increases for both the third quarter and first nine months of 2004 were due primarily to higher expenses associated with share options and other awards under our corporate incentive compensation programs, reflecting our higher share price and improved earnings.

Currency translation adjustments

Currency translation adjustments represented primarily the effect of exchange rate movements on the translation of Canadian dollar-denominated liabilities, principally post-retirement benefits, accounts payable and certain deferred income and mining taxes, into U.S. dollars. Unfavourable currency translation adjustments were $62 million and $29 million in the third quarter and first nine months of 2004, respectively, and were due to the strengthening of the Canadian dollar as of September 30, 2004 relative to the U.S. dollar. The Canadian – U.S. dollar exchange rate appreciated by six per cent during the third quarter of 2004 and by two per cent during the first nine months of 2004.

Income and mining taxes

The effective tax rates for the third quarter and first nine months of 2004 were 35 per cent and 43 per cent, respectively, compared with the combined statutory income and mining tax rate in Canada of 39.9 per cent. The lower effective tax rate in the third quarter of 2004 was due principally to proportionately higher earnings generated in lower tax rate jurisdictions. The higher tax rate for the first nine months of 2004 was primarily due to the negligible tax relief recorded with respect to the $201 million non-cash impairment charge before minority interest and taxes, recorded in the second quarter of 2004. This was partially offset by the impact of earnings generated in lower tax rate jurisdictions.

Cash Flows and Financial Condition

Net cash provided by operating activities in the third quarter of 2004 was $380 million, compared with $19 million in the third quarter of 2003. The increase in net cash provided by operating activities was primarily due to higher earnings. Cash provided by operations for the first nine months of 2004 has also increased given that a significant portion of income and mining taxes payable in respect of the 2004 taxation year will not be paid until the first quarter of 2005.

Net cash used for investing activities increased to $247 million and $562 million in the third quarter and first nine months of 2004, respectively, compared with $123 million and $400 million in the same periods of 2003. Capital expenditures in the third quarter of 2004 were higher due to higher capital spending for our Voisey’s Bay project, at our Ontario operations as compared with the strike-affected level for the third quarter and first nine months of 2003, and at PT Inco, partially offset by lower capital expenditures for our Goro project. During the first quarter of 2004, we used cash of $28 million to acquire an additional two per cent of the issued and outstanding shares of PT Inco from a shareholder, increasing our ownership of PT Inco to approximately 61 per cent.

At September 30, 2004, cash and cash equivalents were $869 million, up from $418 million at December 31, 2003 and up from $774 million at June 30, 2004, reflecting the cash provided from operating activities as discussed above. Total debt was $1,432 million at September 30, 2004, compared with $1,512 million at December 31, 2003. Total debt as a percentage of total debt plus shareholders’ equity was 25 per cent at September 30, 2004, compared with 28 per cent at December 31, 2003. Under Canadian GAAP, a substantial portion of our convertible debt is recorded as equity and not debt.

Accounting Changes

Depreciation and depletion expense

Effective January 1, 2004 on a retroactive basis, we changed the method by which we calculate depreciation and depletion expense. Under the previous method, we depleted mine development costs on a composite basis. Total historical capitalized costs and estimated future development costs relating to our estimated developed and undeveloped proven and probable ore reserves were depleted using the unit-of-production method based on total estimated developed and undeveloped proven and probable ore reserves in our twenty-year plan. Under the revised method, depletion of the deferred mine development costs is calculated on a unit-of-production basis over the estimated proven and probable ore reserves which relate to the particular category of development, either life of mine plan or area-specific. No future development costs are taken into account in calculating the depletion charge. In addition, the depreciation method for certain other assets of our 61 per cent owned subsidiary, PT Inco, has been changed to a straight line basis to conform the depreciation method used to the depreciation methods generally used for similar assets in our other locations.

Adoption of this change in accounting policy also removes a significant difference that had existed between Canadian GAAP and United States GAAP with respect to the effect on our consolidated financial statements. Depreciation and depletion expense decreased by $27 million for the first nine months of 2003 as a result of this change.

Generally accepted accounting principles

Effective January 1, 2004, we adopted Canadian Institute of Chartered Accountants (“CICA”) section 1100, Generally Accepted Accounting Principles. CICA section 1100 describes what constitutes Canadian GAAP and its sources. Adoption of this standard did not have a significant impact on our results of operations or financial condition.

Hedging Relationships

Effective January 1, 2004, we adopted a new accounting guideline issued by the CICA in respect of hedging relationships which provided guidance concerning documentation and effectiveness testing for derivative contracts. Adoption of this guideline did not have a significant impact on our results of operations or financial condition.

Access to Webcast of Third Quarter 2004 Results and Goro Project Update Presentation to Investment Community

As previously announced, interested investors can listen to our presentation to the investment community currently expected to cover (1) our third quarter 2004 financial and operating results and (2) an update on our Goro project in New Caledonia, including the final results of Phase 2 of our Goro project review and the status of the key milestones to be met in connection with our decision to restart this project, on a live, listen-only basis, or access the archival webcast or the recording of the presentation through the Internet or by calling the toll-free telephone number in North America as indicated below.

The presentation is scheduled for October 19, 2004, beginning at 4:30 p.m. (Toronto time), and can be accessed by visiting the website of a third-party webcasting service we will be using, Canada NewsWire Ltd., at www.newswire.ca/webcast, at least five minutes before the start of the presentation. Slides or other statistical information to be used for the presentation can be accessed and will be available for online viewing through www.newswire.ca/webcast on the event title or through our website, www.inco.com, by clicking on the “Latest Quarterly Webcast” link on our homepage.

The archival webcast of the presentation can be accessed via the Internet through www.newswire.ca/webcast. A recording of the presentation can be listened to until 11:59 p.m. (Toronto time) on November 2, 2004 by dialling 1-800-558-5253 in North America and by entering the reservation number 21208377. This recording is also available outside North America by dialling 416-626-4100 and by entering the same reservation number.

This news release contains forward-looking statements regarding the Company’s costs, its position as a low-cost producer of nickel, production levels for nickel, copper and platinum-group metals for its fourth quarter and full year 2004 and for 2005 at its Canadian, Indonesian and other operations, nickel market conditions and nickel demand and supply both globally and for certain markets and uses, premiums realized on its metals prices, nickel unit cash cost of sales after by-product credits, its financial results, including cash flow from operations, cash generation, the sensitivity of financial results to changes in nickel and other metal prices, exchange rates, energy and other costs and its common share price, cost reduction and related savings objectives, construction, commissioning, initial shipment and other schedules, capital costs and other aspects of its Goro and Voisey’s Bay projects, capital expenditures and hydroelectric power generation at PT Inco, overall capital expenditures, tax payments, planned shutdowns at certain operations and other issues and aspects relating to its business and operations. Inherent in those statements are known and unknown risks, uncertainties and other factors well beyond the Company’s ability to control or predict. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply, demand and prices for metals to be produced, purchased intermediates and nickel-containing stainless steel scrap and other substitutes and competing products for the primary metals and other products the Company produces, developments concerning labour relations, the Company’s deliveries, production levels, production and other anticipated and unanticipated costs and expenses, metals prices, premiums realized over LME cash and other benchmark prices, tax benefits and charges, changes in tax legislation, hedging activities, the Canadian-U.S. dollar and other exchange rates, changes in the Company’s common share price, the capital costs, scope, schedule, and other key aspects of the Goro project, the timing of receipt of all necessary permits and governmental, regulatory and other approvals, and engineering and construction timetables, for the Voisey’s Bay and Goro projects and PT Inco's latest expansion project, the necessary financing plans and arrangements for, and joint venture, partner or similar investments and other agreements and arrangements associated with, the Goro project, political unrest or instability in countries such as Indonesia, risks involved in mining, processing and exploration activities, market competition and other risk factors listed from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

October 19, 2004
IN 04/13

For further information:

Media Relations:	Steve Mitchell (416) 361-7950
Investor Relations:	Sandra Scott (416) 361-7758

or www.inco.com

Inco Limited

Key Financial and Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Average Realized Prices
Nickel(1) – per tonne	$14,258	$9,614	$13,815	$8,902
– per pound	6.47	4.36	6.27	4.04
Copper – per tonne	2,821	1,329	2,802	1,684
– per pound	1.28	0.60	1.27	0.76
(1) Including intermediates

LME Average Cash Prices
Nickel – per tonne	13,998	9,375	13,747	8,699
– per pound	6.35	4.25	6.24	3.95
Copper – per tonne	2,851	1,753	2,790	1,686
– per pound	1.29	0.80	1.27	0.76
Deliveries
Nickel in all forms (tonnes)
– Inco-source	53,850	35,779	167,914	131,894
– Purchased finished	3,619	8,531	13,004	23,494

	57,469	44,310	180,918	155,388

Copper (tonnes)	35,070	355	95,190	59,114

Cobalt (tonnes)	278	85	1,028	680

Platinum-group metals (in thousands of troy ounces)	117	19	339	203

Net Sales to Customers by Product (in millions)
Primary nickel	$819	$426	$2,499	$1,383
Copper	99	1	267	100
Precious metals	69	9	195	103
Other	44	14	156	56

	$1,031	$450	$3,117	$1,642

Nickel Production in all Forms (tonnes)	53,365	32,072	170,622	127,497

Finished Nickel Inventories at end of Period (tonnes)	28,681	18,304	28,681	18,304

Inco Limited

Reconciliation of Nickel Unit Cash Cost of Sales to Canadian GAAP Cost of Sales

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions of U.S. dollars except where noted)	2004	2003	2004	2003

Cost of sales and other expenses, excluding depreciation and depletion	$568	$358	$1,705	$1,189
By-product costs	(148)	(19)	(425)	(252)
Purchased finished nickel	(49)	(78)	(182)	(202)
Delivery expense	(9)	(5)	(25)	(17)
Other businesses cost of sales	(9)	(6)	(29)	(18)
Strike expense, excluding depreciation	—	(59)	—	(88)
Non-cash items(1)	(7)	(3)	(25)	(14)
Remediation, demolition and other related expenses	(7)	(5)	(18)	(18)
Adjustments associated with affiliate transactions	(23)	(9)	(64)	(8)
Other	—	—	1	1

Nickel cash cost of sales before by-product credits(2)	316	174	938	573
By-product net sales	(191)	(15)	(541)	(233)
By-product costs	148	19	425	252

Nickel cash cost of sales after by-product credits(2)	$273	$178	$822	$592

Inco-source nickel deliveries (millions of pounds)	119	79	370	291

Nickel unit cash cost of sales before by-product credits per pound	$2.66	$2.20	$2.54	$1.97

Nickel unit cash cost of sales before by-product credits per tonne	$5,864	$4,851	$5,600	$4,344

Nickel unit cash cost of sales after by-product credits per pound	$2.30	$2.26	$2.22	$2.04

Nickel unit cash cost of sales after by-product credits per tonne	$5,071	$4,983	$4,894	$4,498

(1)	Post-retirement benefits other than pensions.
(2)	Nickel cash cost of sales before and after by-product credits includes costs for both Inco-source and external feed.

Inco Limited

Consolidated Statement of Earnings

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in millions of U.S. dollars except per share amounts)	2004	2003	2004	2003

		(Restated)		(Restated)
Revenues
Net sales	$1,031	$450	$3,117	$1,642
Other income, net	17	20	32	61

	1,048	470	3,149	1,703

Costs and expenses (income)
Cost of sales and other expenses, excluding depreciation and depletion	568	358	1,705	1,189
Depreciation and depletion	59	53	178	166
Selling, general and administrative	57	44	132	104
Research and development	6	4	22	18
Exploration	7	6	19	18
Currency translation adjustments	62	6	29	156
Interest expense	6	10	20	36
Asset impairment charge	—	—	201	—
Goro project suspension	1	(8)	(2)	(2)

	766	473	2,304	1,685

Earnings (loss) before income and mining taxes and minority interest	282	(3)	845	18
Income and mining taxes	100	5	366	(94)

Earnings (loss) before minority interest	182	(8)	479	112
Minority interest	34	15	90	38

Net earnings (loss)	148	(23)	389	74
Accretion of convertible debt	(2)	(2)	(6)	(5)
Dividends on preferred shares	—	—	—	(6)
Premium on redemption of preferred shares	—	—	—	(15)

Net earnings (loss) applicable to common shares	$146	$(25)	$383	$48

Net earnings (loss) per common share
Basic	$0.78	$(0.13)	$2.04	$0.26

Diluted	$0.73	$(0.13)	$1.92	$0.26

Inco Limited

Consolidated Balance Sheet

(unaudited)

	September 30,	December 31,
(in millions of U.S. dollars)	2004	2003

		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$869	$418
Accounts receivable	565	435
Inventories	812	746
Other	136	112

Total current assets	2,382	1,711
Property, plant and equipment	7,251	7,033
Deferred charges and other assets	371	319

Total assets	$10,004	$9,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Long-term debt due within one year	$101	$103
Accounts payable	267	253
Accrued payrolls and benefits	184	165
Other accrued liabilities	412	332
Income and mining taxes payable	339	27

Total current liabilities	1,303	880
Deferred credits and other liabilities
Long-term debt	1,331	1,409
Deferred income and mining taxes	1,785	1,706
Post-retirement benefits	643	603
Asset retirement obligation	145	141
Minority interest	496	442

Total liabilities	5,703	5,181

Shareholders’ equity
Convertible debt	615	606

Common shareholders’ equity
Common shares issued and outstanding 187,672,653 (2003 — 186,915,865 shares)	2,877	2,858
Warrants	62	62
Contributed surplus	570	562
Retained earnings (deficit)	177	(206)

	3,686	3,276

Total shareholders’ equity	4,301	3,882

Total liabilities and shareholders’ equity	$10,004	$9,063

Inco Limited

Consolidated Statement of Cash Flows

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in millions of U.S. dollars)	2004	2003	2004	2003

		(Restated)		(Restated)
Operating activities
Earnings (loss) before minority interest	$182	$(8)	$479	$112
Charges not affecting cash
Depreciation and depletion	59	53	178	166
Deferred income and mining taxes	3	3	45	(49)
Asset impairment charge	—	—	201	—
Other	53	1	61	73
Decrease (increase) in non-cash working capital related to operations
Accounts receivable	(61)	10	(115)	(17)
Inventories	27	(39)	(66)	(89)
Accounts payable and accrued liabilities	29	3	47	(50)
Income and mining taxes payable	79	24	313	(138)
Other	23	(15)	(20)	(18)
Other	(14)	(13)	(24)	12

Net cash provided by operating activities	380	19	1,099	2

Investing activities
Capital expenditures	(248)	(126)	(543)	(417)
Other	1	3	(19)	17

Net cash used for investing activities	(247)	(123)	(562)	(400)

Financing activities
Repayments of long-term debt	(42)	(53)	(90)	(269)
Long-term borrowings	—	308	—	308
Convertible debt issued	—	—	—	470
Common shares issued	4	23	18	27
Preferred shares redeemed	—	—	—	(487)
Preferred dividends paid	—	—	—	(6)
Dividends paid to minority interest	—	—	(15)	(2)
Other	—	(2)	1	(5)

Net cash provided by (used for) financing activities	(38)	276	(86)	36

Net increase (decrease) in cash and cash equivalents	95	172	451	(362)
Cash and cash equivalents at beginning of period	774	553	418	1,087

Cash and cash equivalents at end of period	$869	$725	$869	$725